EXHIBIT 2

SUBSIDIARIES

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION	CATEGORY

Ellington Investments Pte. Ltd.	Singapore	CO

Dahlia Investments Pte. Ltd.	Singapore	CO